Exhibit 23

[ PwC Letterhead ]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-18417 and No. 333-98963) of Kewaunee Scientific Corporation of our report dated June 15, 2005 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 15, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Charlotte, North Carolina

July 8, 2005